ONLINE INTERNET NETWORK, INC.
INSIDER TRADING POLICY

Purpose. This Policy sets forth the general standards for all members of the Board of Directors, officers and employees, and certain consultants and contractors, of Online Internet Network, Inc. and its subsidiaries (collectively, the "Company") with respect to engaging in transactions in the Company's securities and securities of other publicly-traded companies. In addition, the Addendum to this Policy describes the special policies and procedures of the Company applicable to directors, executive officers, and certain designated employees regarding restrictions on trading, pre-clearance, and reporting of transactions in Company securities.

Company Assistance. Any person who has questions regarding this Policy or its application to any proposed transaction may obtain additional guidance from the Company’s General Counsel, if any, or Stoecklein Law Group, LLP, the Company’s securities counsel. Ultimately, however, the responsibility for adhering to this Policy and avoiding unlawful transactions rests with the individual.

Individual Responsibility. Every officer, director and employee and consultant and contractor subject to this Policy, has the individual responsibility to comply with this Policy against insider trading. You may, from time to time, have to forego a proposed transaction in the Company’s securities even if you planned to make the transaction before learning of the Material Nonpublic Information and even though you believe you may suffer an economic loss or forego anticipated profit by waiting.

A. Applicability

This Policy applies to all transactions in the Company’s securities, including common stock, options for common stock and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as to derivative securities relating to the Company’s stock, whether or not issued by the Company, such as exchange-traded options. It applies to all officers of the Company, all members of the Company’s Board of Directors, and all employees of the Company and its subsidiaries. This Policy also applies to certain consultants and contractors of the Company and its subsidiaries who receive or have access to Material Nonpublic Information (as defined below) regarding the Company and to whom the Company communicates this Policy.

B. General Policy

No member of the Board of Directors, officer or other employee of the Company, or consultant or contractor to the Company subject to this Policy, who is aware of Material Nonpublic Information regarding the Company may, directly or through a Related Person (as defined below), (a) purchase or sell the Company's securities, (b) gift the Company's securities, (c) engage in any other action to take advantage of that information or (d) provide that information to others outside the Company, including family and friends. In addition, no member of the Board of Directors, officer or other employee may trade in the securities of any other company if aware of Material Nonpublic Information about that company which the person obtained in the course of his or her employment with the Company. For example, you may not trade in the securities of other companies, such as vendors or suppliers of the Company or those companies with which the Company may be negotiating a major transaction, while in possession of Material Nonpublic Information about that company. Information that is not Material Nonpublic Information with respect to the Company may still be material to these other entities. If you are aware of Material Nonpublic Information, you must forego a transaction in the Company's securities or the securities of another company even though

• you planned the transaction before learning of the Material Nonpublic Information,
• you may lose money or a potential profit by not completing the transaction, or
• the transaction may be necessary or seem justifiable for independent reasons (including a need to raise money for a personal financial reason). Remember that anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a result, before engaging in any transaction you should carefully consider how your transaction may be construed by enforcement authorities and others in hindsight.

C. Certain Definitions

1. Material Nonpublic Information

(a) Material Information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of a security or where the information is likely to have a significant effect on the market price of the security. Either positive OR negative information may be material. Possible material information includes, but is not limited to:

• Earnings information and quarterly results;
• Guidance on earnings estimates;
• Mergers, acquisitions, tender offers, joint ventures or changes in assets;
• New products, contracts with suppliers, or developments regarding customers or suppliers (e.g., the acquisition or loss of a contract);
• Changes in auditor or auditor notification that a company may no longer rely on an audit report;
• Events regarding a company's securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to rights of security holders, public or private sales of additional securities or information related to any additional funding);
• Impending bankruptcy, receivership or financial liquidity problems;
• Regulatory approvals or changes in regulations;
• Significant exposure due to actual or threatened litigation; or
• Changes in senior management.

It can sometimes be difficult to know whether information would be considered material. When doubt exists, the information should be presumed to be material. If you are unsure whether information of which you are aware is material, you should consult with the Counsel.

(b) Nonpublic Information, whether or not material, is information that has not been made available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to the public, such as to the wire services through a press release or through a Securities and Exchange Commission (SEC) filing, and a sufficient period of time must have elapsed to allow the information to be fully disclosed to the general public. As a general rule, information shall not be considered fully disclosed to the general public until after the close of business on the second trading day (every day that the New York Stock Exchange is open for trading - generally, every day of the year other than Saturdays, Sundays and federal holidays) following the date of public disclosure of the information. For example, if an announcement is made before the commencement of trading on a Friday, you may transact in the Company's securities starting on Wednesday of the next week, following the elapse of two trading days.

2. Related Person

A Related Person includes your spouse, minor children and anyone else living in your household; partnerships in which you are a general partner; trusts of which you are a trustee; and
estates of which you are an executor.

D. Specific Policies

1. Prohibited Transactions in the Company's Securities

While you are aware of Material Nonpublic Information, neither you nor any Related Person may trade in the Company's securities. This includes a prohibition on:

• placing a purchase or sell order or recommending that another person place a purchase or sell order in the Company's securities;
• gifting the Company's securities;
• stock option exercises; and
• transactions under the Company's deferred compensation plans and any other benefit plans adopted by the Company from time to time to the extent the transactions involve an investment in Company securities, including elections to participate in a plan or allocate contributions to a plan's Company stock fund, changes in those contribution elections and intra-plan transfers into and out of Company stock funds.

The only exceptions to the Policy are:

• Gifting Company securities subject to the written condition that the transferee not sell or otherwise transfer the securities for a period of 90 days from the date of receipt of the gift.
• Award payouts by the Company to you under any equity-based compensation plans.
• Any purchase or sale of the Company's securities made pursuant to an agreement or plan that complies with SEC Rule 10b5-1; provided that (a) you were not aware of Material Nonpublic Information at the time you entered into or adopted the agreement or plan and (b) the agreement or plan has been approved in advance by the Counsel, and if you are an Insider (defined below), the agreement or plan has also been approved by the Nominating/Corporate Governance Committee, if any, and if no such committee exists at the time, the board of directors acting as such committee.
• The exercise of stock options for cash (but not the sale of any shares received upon exercise, including the cashless exercise of an option through a broker).
• The exercise of tax withholding rights pursuant to which you elect to have the Company withhold shares to satisfy tax withholding requirements.
• Automatic payroll deductions, pursuant to a contribution election made when you were not aware of Material Nonpublic Information, to purchase Company common stock pursuant to Company benefit plans that may be in effect from time to time.

• The transfer of securities to a spouse or to a revocable grantor trust.
• Any transaction specifically approved in writing in advance by the General Counsel.

2. Transacting in Securities of Other Companies

Neither you nor any Related Person may place purchase or sell orders or recommend that another person place a purchase or sell order in the securities of another company if you become aware of Material Nonpublic Information about the other company in the course of your employment by or affiliation with the Company until two trading days following the date such Material Nonpublic Information becomes available to the general public.

3. Tipping

You and your Related Persons are prohibited from disclosing (tipping) Material Nonpublic Information to any other person (including family members) where that information may be used by that person for his or her profit by trading in the securities of companies (including the Company) to which the information relates. Also, you and your Related Persons may not make recommendations or express opinions concerning transactions in the Company's (or any other company's) securities on the basis of Material Nonpublic Information.

4. Confidentiality

Unauthorized disclosure of Material Nonpublic Information could create serious problems for the Company, whether or not the information was disclosed for the purpose of conducting improper transactions in the Company’s securities. You should not discuss Material Nonpublic Information with anyone outside the Company, including through the use of e-mail or the Internet (including on-line bulletin boards and chat rooms).

5. Post Termination Transactions

A former director, executive officer or employee who is no longer employed by, or affiliated with, the Company but who has Material Nonpublic Information must continue to comply with the Insider Trading Policy and may not trade in Company securities until the material information in his or her possession has become public or is no longer material.

E. Violations of this Policy – Potential Criminal and Civil Liability and/or Disciplinary Action

The Company expects strict compliance by all persons subject to the Policy, and appropriate judgment should be exercised in connection with any transactions in the Company's securities. The consequences for violating this Policy can be severe.

1.	Liability for Insider Trading

Individuals may be subject to penalties and sanctions for engaging in transactions in a company’s securities at a time when they have knowledge of Material Nonpublic Information, including:
• up to 20 years in jail;
• a criminal fine of up to $5,000,000;
• a civil penalty of up to three times the profit gained or the loss avoided; and
• SEC civil enforcement injunctions.

2. Liability for Tipping

Individuals who tip others (“tippers”) may also be liable for improper transactions by the tippees to whom they have disclosed Material Nonpublic Information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities. Tippers would be subject to the same penalties and sanctions as tippees, and the SEC has imposed large penalties even when the tipper did not profit from the trading.

3. Control Persons

If the Company and its supervisory personnel fail to take appropriate steps to prevent illegal insider trading, they may be subject to the following penalties:
• a civil penalty of up to $1,000,000 or, if greater, three times the profit gained or loss avoided as a result of an employee’s violation; and
• a criminal penalty of up to $25,000,000.
The civil penalties can extend personal liability to the Company’s directors, executive officers and other supervisory personnel if they fail to take appropriate action to prevent insider trading.

4. Company-Imposed Disciplinary Actions

Employees of the Company who violate this Policy may also be subject to disciplinary action by the Company, including dismissal for cause, regardless of whether such failure to comply is a violation of law.